Exhibit 99.1

VALASSIS PURCHASES REMAINING INTEREST IN PREVISION MARKETING

Livonia, MI, June 27, 2003: Valassis, (NYSE: VCI), the leading company in marketing services and Connective Media™, announced today it acquired the remaining 20% interest of Boston-based PreVision Marketing, a high-end, full-service customer relationship management (CRM) agency. Valassis originally took an 80% ownership position in PreVision in August 2000.

“Valassis is committed to data driven marketing solutions and is starting to see increased activity in the CRM space,” said Alan F. Schultz, Chairman, President and CEO. “A closer working relationship between PreVision and the other Valassis divisions will accelerate our ability to leverage the PreVision assets and to share their services with Valassis customers.”

Ron Goolsby, Vice President of 1 to 1 Solutions for Valassis, will assume the leadership role at PreVision, fostering this enhanced working relationship. The PreVision principals will be leaving the business in conjunction with Valassis acquiring the remaining interest in the company.

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis’ Connective Media™ portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, coupon clearing and consulting and analytic services. Valassis has been listed as one of Fortune magazine’s “Best Companies to Work for in America” for six consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing®, LLC, Coupons, Inc., Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company website at http://www.valassis.com.

About PreVision Marketing

PreVision Marketing is a top-ranked strategic customer marketing and technology firm offering integrated agency, analytic and technology services for customer acquisition, retention and upgrade initiatives. PreVision’s distinctions include integration of technology and analytics with CRM consulting and agency services, a strong discipline in program economics and a history of innovation with consumer response and retention marketing across many industries such as financial services, package goods, technology, pharmaceutical and retail. Founded in 1993, PreVision has been named to the Inc 500 and Software 500. More information on PreVision is located at http://www.previsionmarketing.com.

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.